Exhibit 99.1

For Immediate Release
Contact: Robert J. Habig
650.525.3300
ir@avistar.com

AVISTAR COMMUNICATIONS ANNOUNCES RETIREMENT OF FOUNDER AND APPOINTMENT OF NEW CEO

SIMON MOSS TO SUCCEED JERRY BURNETT EFFECTIVE JANUARY 1, 2008

SAN MATEO, CA – November 5, 2007 – Avistar Communications Corporation (NASDAQ: AVSR), a provider of unified visual communications solutions, today announced that its founder and Chairman since inception, Dr. Gerald Burnett, has decided to resign from the chief executive position at year end.  Dr. Burnett will continue as Avistar’s Chairman of the Board.  Simon Moss, who joined the company in July of this year to serve as President, will succeed Dr. Burnett, and will be appointed to the Board of Directors.

“Avistar recruited Simon in July 2007 to bring in a proven executive with a track record of revenue acceleration to serve as President and lead Avistar’s product group,” said Dr. Burnett, chairman of Avistar.  “Since his arrival in July, he has attracted a high-quality team, streamlined the company’s organization and cost structure, established a new product and technology direction, and diversified our go-to-market strategy.  On the basis of this recent set of initiatives and accomplishments, the Board of Directors of Avistar unanimously voted to appoint him as CEO and a Director, effective January 1, 2008.”

“Avistar has solved many of the key technical challenges hindering wide adoption of video-centric unified communications through more than twelve years of research and development,” said Simon Moss, president of Avistar. “The market for unified communications is being driven by market forces including a drive toward more environmentally acceptable business models, increased labor mobility, and the desire for significant bottom-line benefits realized from closer relationships intra-company and with customers. The merging together of applications, data, and communications is taking off, and we intend to participate in that growth by re-positioning our award-winning technology portfolio, diversifying our distribution and partnering channels, dramatically improving execution across our entire organization, and continuing the 50+ percent year-to-year growth in combined revenue and income from settlement and licensing activities that we have experienced over the last few years.”

About Avistar Communications Corporation
Avistar is working to define the future of unified communications and collaboration by inventing and delivering integrated visual communications software that helps companies of all sizes improve business results. From the desktop, from the laptop and from conference rooms, Avistar delivers enterprise-quality and easy-to-use audio/video conferencing, multi-party videoconferencing, and integrated data sharing anywhere in the world. By integrating visual communications with enterprise application software, Avistar incorporates communications into the daily workflow and seamlessly connects communities of users within and across enterprises.

Founded in 1993, Avistar is headquartered in San Mateo, California, with offices in New York and London. With more than 15,000 seats sold across 40 countries, Avistar’s global deployments of its unified visual communications desktop software are among the largest in the world. Avistar holds a portfolio of 76 patents for inventions in the primary areas of video and network technology and offers technology and IP licenses to companies in video conferencing, rich-media services, public networking and related industries. Current licensees include Sony Corporation, Polycom, Inc., Tandberg ASA, Radvision Ltd. and Emblaze-VCON.

For more information, visit www.avistar.com.

Forward Looking Statements

Statements made in this news release that are not purely historical, including but not limited to statements regarding forces affecting the market for unified communications and the growth in unified communications, Avistar’s participation in such growth, diversification of Avistar’s distribution and partnering channels, improvements across Avistar’s organization, increases in Avistar’s year-to-year growth in combined revenues and income from settlement and licensing activities, projections for Avistar’s product and services revenues during 2008,  the addition to new technology and patent licensing revenue, and profitability for 2008, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. Such statements are subject to risks and uncertainties that could cause actual results to differ materially, including such factors, among others, as  the expense and uncertainty associated with changes to Avistar’s organizational structure and business model, the lengthy sales cycles and volatility associated with Avistar’s sales and licensing activities, challenges associated with achieving market acceptance of video collaboration products in general and Avistar’s products in particular, intense competition in the market for video collaboration and unified communications products from a wide range of providers, and the time, expense and uncertainty associated with the enforcement, licensing or sale of Avistar’s intellectual property rights.  As a result of these and other factors, we expect to experience significant fluctuations in our revenue and operating results, and there can be no assurance that we will become or remain profitable in the future, or that our future results will meet expectations. These and other risk factors are discussed in our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission from time to time. We disclaim any intent or obligation to update these forward-looking statements.

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